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Exhibit 99.12

News Release
March 1, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE REVISES THE FINANCIAL RESULTS RELEASE SCHEDULE FOR 2000

    Carpinteria, CA—March 1, 2000—Turbodyne Technologies Inc. (EASDAQ:TRBD) announces the following revised schedule for the release of Turbodyne's financial results:

    Annual Financial Results 1999 - March 30, 2000
    First quarter 2000 - May 15, 2000
    Second quarter and first half 2000 - August 14, 2000
    Third quarter and nine months 2000 - November 14, 2000

    The date of the Annual Shareholder Meeting is Friday, May 12, 2000.

    Turbodyne Technologies Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance—Investor Relations, Ken Fitzpatrick (800) 566-1130
European Investor Relations, Markus Kumbrink +49-69-975-44-665

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TURBODYNE REVISES THE FINANCIAL RESULTS RELEASE SCHEDULE FOR 2000